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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

       We consent to the reference to our firm under the captions "Summary Consolidated Financial Data", "Selected Consolidated Financial Data" and "Experts" in the Registration Statement (Form S-3) and related
Prospectus of Credence Systems Corporation for the registration of 2,300,000 shares of its common stock and to the incorporation by reference therein of our report dated November 24, 1999, with respect to the consolidated financial statements and schedule of Credence Systems Corporation included in its Annual Report (Form 10-K) for the year ended October 31, 1999, filed with the Securities and Exchange Commission.


                                                /s/ ERNST & YOUNG LLP

San Jose, California
January 26, 2000